As filed with the Securities and Exchange Commission on _________2010                                                                                                                                                     Registration No. ___________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/ A
(AMENDMENT  NO.1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED MINERALS, INC.
(Name of small business issuer in its charter)

Delaware	1044	82-0096527
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

110 Greene Street – Suite 1101, New York, NY 10012
(800) 356-6463

(Address and telephone number of principal executive offices and principal place of business)

Andre Zeitoun
Chief Executive Officer
110 Greene Street – Suite 1101, New York, NY 10012
(800) 356-6463
(Name, address and telephone number of agent for service)

Copies to:
William Gleeson
K&L Gates LLP
Suite 2900
925 Fourth Avenue
Seattle, WA 98104
(206) 623-7580

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 

Non-accelerated filer (Do not check if a smaller reporting company) 	Smaller reporting company x

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.001 par value per share (4)	4,702,302	$0. 80	$3, 761,842	$2 63
Common Stock, $0.001 par value per share (shares issuable pursuant to outstanding PIK (1) Notes sold by the issuer)	3,575,202	$1.00	$3,575,202	$250
Common Stock, $0.001 par value per share (shares that may be issued as PIK interest on outstanding PIK notes)	4,338,188	$1.00	$4,338,188	$304
Common Stock, $0.001 par value per share (shares issued as compensation)	46,380	$0. 80	$37,104	$3
Common Stock, $0.001 par value (shares issuable upon exercise of warrants)	319,340	$0. 80	$255,472	$1 8
Total	12,981,412		$11, 967,808	$8 38

(1)	“PIK Note” refers to a 10% PIK-Election Convertible Note due 2018

(2)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable on (a) the conversion of the PIK Notes, (b) the exercise of options or a warrant or (c) on then already issued shares as a result of stock splits, stock dividends or similar transactions which occur during this continuous offering.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low quotation of our common stock, as reported on the OTCBB quotation service on December 23 , 2010.  The price used for the shares into which the PIK Notes may be converted is the conversion price per the terms of the notes.

(4)
The shares of common stock include (i) 4,283,333 shares issued by the Company to IBS Capital LLC on May 23, 2008, June 27, 2008 and September 23, 2008 in exchange for $2,200,000, (ii) 349,287 shares issued by the Company to IBS Capital LLC per the terms of a forbearance agreement related to the settlement of a class action lawsuit, (iii) 46,975 shares issued by the Company to Andre Zeitoun, President, CEO and Director of Applied Minerals, Inc., per the terms of a forbearance agreement related to the settlement of a class action lawsuit and (iv) 22,707 shares issued by the Company to Chris Carney, Interim CFO of Applied Minerals, Inc., per the terms of a forbearance agreement related to the settlement of a class action lawsuit.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

PROSPECTUS

12,981,412 Shares

APPLIED MINERALS, INC.

Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 12,981,412 shares of our common stock with par value of $0.001.  Some of the shares of common stock are issuable upon the conversion of certain outstanding 10% PIK-Election Convertible Notes due 2018 (the “PIK Notes”) issued in May 2010 and October 2010 including the conversion of PIK Notes that have been or may be issued as interest payments on then outstanding PIK Notes and some shares are issuable on the exercise of outstanding warrants.  The sellers are referenced throughout this prospectus as “selling stockholders.”

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions.  Each selling stockholder will determine the prices at which the stockholder’s shares will be sold.  Although we will incur expenses in connection with the registration of the shares of common stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the OTCBB under the symbol “AMNL.”  On December 23 , 2010, the closing bid quotation of our common stock was $0.8 0 .

Our principal executive offices are located 110 Greene Street – Suite 1101, New York, NY 10012.  Our telephone number is (800) 356-6463.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should carefully read this entire prospectus and any amendments or supplements to this prospectus as well as material incorporated by reference into this prospectus before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page 4 and the risk factors that are incorporated by reference in this Prospectus from our filings made with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2010

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in, or incorporated by reference into, this prospectus.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Applied Minerals, Inc., a Delaware corporation, and its consolidated subsidiary.

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements in this prospectus. This summary does not contain all of the information you should consider before investing in our securities.  You should read all of the information incorporated in this prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” before making an investment decision.

The offering of common stock is being made by certain persons who hold or may acquire common stock of the Company.  The Company will not receive any proceeds from the sale of the Common Stock by the selling shareholders.

The Company was initially incorporated as Atlas Mining Company in the state of Idaho on March 4, 1924.  The Company reincorporated in the state of Delaware on October 30, 2009, changing its name to Applied Minerals, Inc.

We formerly operated a contract mining business and were engaged in the development of our resource property, the Dragon Mine, located in the state of Utah.  Historically our primary source of revenue was generated by our contract mining operations.  On December 31, 2008, we discontinued our contract mining business due to adverse economic conditions and the desire to concentrate our efforts on the commercialization of the halloysite clay deposit at the Dragon Mine, located in Juab, Utah.  The discontinuation of the contract mining business reclassified the Company as an exploration stage company.

The Company was founded in 1924 as a mining company to exploit the Atlas Mine in Mullan, Idaho.  Operations at the Atlas Mine were suspended in the early 1980s and have not been resumed.  As of the date of this prospectus, the Atlas Mine property is currently being marketed for sale.  The Company became active again in 1997.  The Company has not been a development- or production-stage company with respect to the Dragon Mine and the Company has not established reserves.  Sales of product from the Dragon Mine have been negligible.

In October 2007, the Company published a press release concerning the Dragon Mine, announcing among other things, the suspension of operations at the mine, and thereafter the Company’s stock fell more than 50%.  A securities law class action was filed and a formal investigation was initiated by the Securities and Exchange Commission.  The Company settled the class action for $1,250,000.  The Company consented to a cease and desist order issued by the Securities and Exchange Commission.

Since January 2008, the board of directors and management has completely changed and, beginning January 1, 2010, the Company entered into a management contract with Material Advisors LLC pursuant to which Andre Zeitoun and Christopher Carney, partners of Material Advisors LLC, serve as the Company’s CEO and Interim Chief Financial Officer, respectively.

In 2008 and part of 2009, the Company’s activities were largely related to dealing with legacy problems (class action, SEC investigation, insurance issues) and fund raising to finance legal and accounting and other costs related to the legacy issues.  In 2008, the Company hired a consulting geologist to make an assessment of the Dragon Mine.  As of the date of this prospectus, the consulting geologist has provided the Company a characterization of certain ore bodies that exist on the Dragon Mine property.  Additionally, the geological assessment is ongoing and certain mining activities have been restarted.  Throughout 2009 and 2010, the Company has taken additional steps to move the Dragon Mine toward commercialization.

The Company has incurred material recurring losses from operations. At September 30, 2010, the Company had aggregate accumulated deficits prior to and during the exploration stage of $29,792,095 and its operations continued to be unprofitable.  For the nine months ended September 30, 2010 and 2009, the Company sustained net losses before discontinued operations of $3,538,657 and $4,636,439, respectively.  These factors indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

As of the date of this prospectus, the Company has not yet fully commercialized the Dragon Mine.  Since 2008, when our contract mining business was discontinued, we have had to rely primarily on the proceeds from the sale of convertible debt to fund our operations. If the Company is unable to fund its operations through the commercialization of the Dragon Mine, the sale of equity and/or debt or the monetization of certain non-core assets, it may have to file bankruptcy.  The Company is currently seeking additional financing though there is no assurance that it will be able to do so.

ABILITY TO CONTINUE TO OPERATE AS A GOING CONCERN

At September 30, 2010 and December 31, 2009, the Company had accumulated deficits of $29,792,095 and $26,775,696, respectively, in addition to limited cash and unprofitable operations. For the nine months ended September 30, 2010 and 2009, the Company sustained net losses before discontinued operations of $3,538,657 and $4,636,439, respectively. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.  The Company's continuation as a going concern is contingent upon its ability to obtain additional financing and to generate revenue and cash flow to meet its obligations on a timely basis. Management's plans in this regard are to raise equity financing as required.  There are no assurances we will be able to obtain financing on acceptable terms if at all.

NO REVENUE HAS BEEN GENERATED FROM THE SALE OF HALLOYSITE CLAY

The Company’s business is the commercialization of the Dragon Mine, a property containing deposits of halloysite. We have never had material revenue from the sale of halloysite clay from the Dragon mine.  The applications being developed utilizing the Dragon Mine material may not be successfully commercialized and, as such, one cannot assume that significant revenue will be generated from the sale of halloysite clay in the 2010 or beyond.

WE HAVE EXPERIENCED CONTINUED, ANNUAL OPERATING LOSSES SINCE SEPTEMBER 1997.

We have experienced annual operating losses since our reactivation in September 1997.   As of September 30, 2010, we had an accumulated deficit of $29,792,095.  We cannot assure that our proposed products, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profit margins.

 THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

Exploration operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment.  Exploration operations are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment.  We require various permits from government bodies for exploration operations to be conducted including a large mine permit from the state of Utah.  We cannot assure you that such permits will be received.  No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities.  Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our financial position.  Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons.  Management is aware of the necessity of obtaining proper permits prior to conducting any exploration activity.

FAIR MARKET VALUE

We have recorded our properties and equipment held for sale at what we believe to be fair market value.  We are actively seeking to sell such properties and equipment.  There can be no assurance we can sell such properties and equipment at the value recorded, if at all.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

Our common stock is not quoted on any exchange or on NASDAQ, and no other exemptions from the “penny stock” rules currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock.  Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to comply with the “penny stock rules.”  This may make it more difficult for investors to dispose of our common stock.

THE OFFERING

This prospectus relates to the sale, from time to time, of up to 12,981,412 shares of our common stock issued as compensation, issued pursuant to the terms of a forbearance agreement, and issuable upon the exercise of warrants to purchase common stock and the conversion of certain 10% PIK-Election Convertible Notes due 2018 issued in May 2010 and October 2010 as well as PIK Notes issued and issuable as interest on currently then outstanding PIK Notes.  We refer to these persons throughout this prospectus as the “selling stockholders.”

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry.  Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our common stock is quoted on National Association of Securities Dealers, Inc. Over-the-Counter Electronic Bulletin Board (the “OTCBB”) and on pinksheets.com under the symbol “AMNL”.  Before our recent name change, our stock was quoted under the symbol “ALMI”.  From December 2007 to September 2009, our common stock was quoted on the Pink Sheets, and before that on the OTCBB.

The following table sets forth the high and low bid quotations per share of our common stock for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2008	High	Low
First Quarter	$0.80	$0.53
Second Quarter	0.78	0.53
Third Quarter	0.73	0.45
Fourth Quarter	0.47	0.135

2009	High	Low
First Quarter	0.30	0.17
Second Quarter	0.69	0.24
Third Quarter	0.90	0.42
Fourth Quarter	0.94	0.55

2010	High	Low
First Quarter	0.93	0.59
Second Quarter	1.08	0.71
Third Quarter	1.06	0.75

Source:  http://www.nasdaq.com

DESCRIPTION OF CAPITAL STOCK

At December 6, 2010, our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 69,696,022 shares of common stock and no shares of preferred stock were issued and outstanding.

Set forth below is a description of certain provisions relating to our capital stock.  For additional information regarding our stock please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Each share of common stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors.

In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.  Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore.  It is our present intention to retain earnings, if any, for use in our business.

The payment of dividends on our common stock is, therefore, unlikely in the foreseeable future.  The board of directors is not classified. When shares are issued and fully paid for, the shares are not subject to liability to further calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.  There are no restrictions on alienability of the securities to be registered; and (xi) any provision discriminating against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities.

The Delaware General Corporation Law (“GCL”) has a provision called “Business Combinations with Interested Stockholders Act.”  The Delaware provision is not applicable to corporations with less than 2,000 record stockholders, unless the corporation elects to be covered. The Company has only about 1,560 record stockholders.  The Company has elected to be governed by the Business Combinations with Interested Stockholders Act.  The Delaware GCL has no provision similar to the Idaho’s Control Share Acquisition Act.

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale by the selling stockholders, from time to time, of up to 12,981,412 shares of our common stock issued for cash, issued as compensation, issued pursuant to forbearance agreement, and issuable pursuant to the conversion of our PIK Notes (including PIK Notes that have been and may be issued as interest payments on the outstanding PIK Notes) and on the exercise of warrants.   The selling stockholders are named in the table below.  Each beneficial holder acquired the PIK Note, warrant, or common stock from us in private transactions.  The common stock, PIK Notes, and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

The term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this Prospectus from the selling stockholders.

The information below is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after December 6, 2010 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this Prospectus because the selling stockholders are not required to sell any of the shares being registered under this Prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this prospectus.

Unless otherwise indicated, the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law) as of December 23 , 2010.   Except as otherwise indicated in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.
Selling Stockholder	Shares beneficially Owned before the Offering (1)	Maximum number of Shares to be Sold (2)	Shares Beneficially Owned after the Offering	Percentage ownership after the Offering (* indicates less than 1%) (3)
Christopher T. Carney (7) (9) (21)	1,803,894	22,707	1,781,187	2.5%
Amit Dharia (5)	8,698	8,698	0	*
Harry Friedberg (4)	77,547	77,547	0	*
John Gorman IV (4) (10)	368,169	368,169	0	*
Robert Halder (4) (11)	115,390	115,390	0	*
IBS Capital, LLC (4) (6) (8) (2 2 )	19,805,589	8,004,085	11,801,504	16.9%
Yash P. Khanna (5)	20,111	20,111	0	*
Koyote Trading, L.L.C. (4) (12)	1,666,071	1,329,371	336,700	*
Victor Lazarovici (13)	139,340	139,340	0	*
Avery Martin (4)	34,564	34,564	0	*
Phoenix Partners, L.P. (4) (14)	1,373,683	1,373,683	0	2.0%
Phaeton International (BVI), Ltd. (4) (14)	841,934	841,934	0	1.2%
Christopher Roberts (4)	33,234	33,234	0	*
STO Capital Opportunity Partners, L.P. (4) (15)	220,690	110,690	110,000	*
Evan D. Stone (6) (20)	58,610	17,571	41,039	*
Westech Capital Corp (16) (17)	90,000	90,000	0	*
Michael Wolf (4) (18)	367,343	347,343	20,000	*
Andre Zeitoun (6) (7) (19) (2 3 )	4,300,103	46,975	4,253,128	5.8%
* Denotes < 1%

(1)	Unless otherwise noted in a footnote, the shares to be sold represent shares issued and issuable in conversion of a PIK Note, including shares issuable in respect of interest.
(2)
The number or percentage of shares owned in this column assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)	At December 6, 2010, 69,696,022 shares of common stock were issued and outstanding.
(4)
These selling stockholders own PIK Notes that have not yet been converted into common stock of the Company.  This prospectus includes the shares of common stock into which all outstanding unconverted PIK Notes may convert, including shares with respect to interest paid in the form of additional PIK Notes, if the PIK Notes are converted at maturity. A total of 4,363,390 shares would be issuable with respect to interest accrued on the PIK Notes outstanding as of the date of this prospectus if they were converted at maturity.

(5)	Maximum shares to be sold were issued as payment for consulting services provided to the Company.
(6)	Director of Applied Minerals, Inc.
(7)	Executive Officer.
(8)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is David Taft, a director of the Company.
(9)
Beneficially owned shares include shares issuable on exercise of options to purchase common stock of the Company held by material Advisors, LLC.  Such shares represent Mr. Carney’s ownership in Material Advisors, LLC.

(10)
 Beneficially owned and maximum shares to be sold include 15,000 shares issuable pursuant to the exercise of warrants granted as compensation to Tejas Securities Group, Inc. (“Tejas”) for work related to the sale of $3,000,000  of PIK Notes  in October 2010.  Tejas assigned the warrants to Mr. Gorman.  Tejas may have been deemed an underwriter with respect to the sale of the PIK Notes.

(11)
 Beneficially owned and maximum shares to be sold include 60,000 shares issuable pursuant to the exercise of warrants granted to Tejas Securities Group, Inc. for work related to the sale of $3,000,000 of PIK Notes in October 2010.  Tejas assigned the warrants to Mr. Halder. Tejas may have been deemed an underwriter with respect to the sale of the PIK Notes.

(12)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Richard Schottenfeld.
(13)	Beneficially owned and maximum shares to be sold include 139,340 shares issuable pursuant to the exercise of warrants granted as compensation for consulting services provided to the Company.
(14)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Edwin Morgens.
(15)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Paul Schulstad.
(16)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Greg Woodby.
(17)
 Beneficially owned and maximum shares to be sold include 90,000 shares issuable pursuant to the exercise of warrants granted to Tejas Securities Group, Inc. for work related to the sale of $3,000,000 of PIK Notes in October 2010.  Tejas assigned the warrants to Westech Capital Corp. Tejas may have been deemed an underwriter with respect to the sale of the PIK Notes.

(18)
 Beneficially owned and maximum shares to be sold include 15,000 shares issuable pursuant to the exercise of warrants granted to Tejas Securities Group, Inc. for work related to the sale of $3,000,000 of PIK Notes in October 2010, of which Mr. Wolf is an employee.  Tejas assigned the warrants to Mr. Wolf.  Tejas may have been deemed an underwriter with respect to the sale of the PIK Notes.

(19)
 Beneficially owned shares include shares issuable on exercise of options to purchase common stock of the Company held by Material Advisors, LLC.  Such shares represent Mr. Zeitoun’s ownership in Material Advisors, LLC.

(20)	Maximum shares to be sold represent shares issued to Mr. Stone as payment for duties performed as a director of the Company.
(21)
Beneficially owned and maximum shares to be sold include 22,707 shares issued by the Company to Christopher T. Carney per the terms of a forebearance agreement related to the settlement of a class action lawsuit.

(22)
 Beneficially owned and maximum shares to be sold include 348,287 shares issued by the Company to IBS Capital LLC per the terms of a forebearance agreement related to the settlement of a class action lawsuit.

(23)
Beneficially owned and maximum shares to be sold include 46,975 shares issued by the Company to Andre Zeitoun per the terms of a forebearance agreement related to the settlement of a class action lawsuit.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock issuable pursuant to the conversion of PIK Notes.  We have agreed to indemnify some of the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act with respect to the sale of shares acquired on conversion of the PIK Notes.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

We have agreed with the holders of the PIK Notes to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.  We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

While the registration statement of which this prospectus is a part is effective and their shares are included in this prospectus for resale, the selling stockholders, also may resell all or a portion of the shares in open market transactions or otherwise in reliance upon Rule 144 under the Securities Act, provided they meet the requirements of the Rule 144.  Rule 144 governs resale of restricted securities for the account of any person (other than us), and restricted and unrestricted securities for the account of an affiliate of ours.

Restricted securities generally include any securities acquired directly or indirectly from us or our affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale, and who has beneficially owned restricted securities for at least six months would be entitled to sell those shares, subject to the requirements of Rule 144 regarding publicly available information about us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the conversion of PIK Notes and the exercise of warrants to purchase common stock, there will be 77,928,752 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an affiliate of our company (as defined in the Securities Act).

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our certificate of incorporation provides for indemnification of officers, directors and other employees of our company to the fullest extent permitted by Delaware Law and that directors shall not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The legality of the shares being offered hereby, whether they will, when sold, be legally issued, fully paid and non-assessable will be passed upon for us by K&L Gates llp, Seattle, Washington.

EXPERTS

The financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 29, 2010 have been audited by PMB Helin Donovan, LLP independent certified public accountants as set forth in its report dated March 26, 2010 incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the Securities and Exchange Commission prior to the date of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with the rules of the Securities and Exchange Commission:

*	Our definitive proxy statement on Schedule 14A for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 23, 2010;
*	Our Quarterly Reports on form 10-Q for the quarters ended March 31, 2010 filed on May 17, 2010, June 30, 2010 filed on August 16, 2010 and September 30, 2010 filed on November 15, 2010.
*	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 31, 2010.
*	Our current reports on Form 8-K filed on March 31, 2010, April 19, 2010, May 20, 2010, June 10, 2010, June 15, 2010 , October 28 , 2010 and December 13, 2010 .

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement but not delivered with this prospectus at no cost to you, by writing or calling us at: 110 Greene Street, Suite 1101, New York, N.Y.  10012, telephone (800) 356-6463. The reports and documents and other information about us is also available at http://www.appliedminerals.com.  However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus

Forbearance Agreement

The Company and certain of its former officers were defendants in a class action In Re Atlas Mining Company Securities Litigation (the “Class Action”), whose settlement has been approved by the court.  As an accommodation to facilitate the settlement of the Class Action, the following persons (the “Forbearing Shareholders”) entered into a Forbearance Agreement whereby they agreed not to submit claims for damages relating to shares that they own or control and that would otherwise eligible to participate in the settlement: David Taft; The IBS Turnaround (QP) Fund (A Limited Partnership), the IBS Turnaround Fund (A Limited Partnership), The IBS Opportunity Fund (BVI), Ltd. (the prior three hereafter collectively “IBS”); Andre Zeitoun (the Company’s CEO), Chris Carney (the Company’s Interim CFO), and Eric Basroon (an employee of Material Advisors LLC).  The Forbearance Agreement provided that:

Prior to the time that the Forbearing Shareholders entered into the Forbearance Agreement, certain members of the Board of Directors, without taking formal action as a Board, acknowledged that the Forbearing Shareholders were accommodating the Company in a manner not required and should be compensated “as if” they had submitted claims as class members in the Settlement and this acknowledgement was communicated to the Forbearing Shareholders.

The Board subsequently appointed a committee of disinterested directors to determine whether compensation should be paid, the amount of any such compensation, and whether to pay compensation in cash or Common Stock.  The committee consists of John Levy, Morris Weiss, and Evan Stone.

On March 29, 2010, the committee adopted resolutions designed to treat the Forbearing Shareholders as if they had participated in the settlement.

To achieve this goal, damages of each Forbearing Shareholder were computed using the formula for determining damages in the Class Action.  Damages per share are lesser of $0.84 or the difference between the purchase price and $0.80.  The damages for each Forbearing Shareholders were approximately as follows:  Taft - $0; IBS - $3,564,657; Zeitoun - $479,411; Carney - $231,735; and Basroon - $89,250.  The aggregate damages for all of the Forbearing Shareholders are approximately $4,365,053.

The amount payable as compensation to the Forbearing Shareholders in the aggregate is an amount equal to the Net Settlement Fund in the Class Action (approximately $800,000) multiplied by the fraction in which the numerator is the aggregate damages of the Forbearing Shareholders and the denominator is the sum of (i) the aggregate damages of the Forbearing Shareholders and (ii) the dollar amount of claims actually submitted by shareholders against the Net Settlement Fund in the Class Action (this amount is different from the total damages of all shareholders other than the Forbearing Shareholders).

Based on the claims submitted in the Class Action, the amount payable to the Forbearing Shareholders was determined to be $320,786.  Per the terms of the Forbearance Agreement, the shares issued to each Forbearing Shareholder as consideration were as follows: (i) IBS Capital, LLC – 349,287; (ii) Zeitoun – 46,975; (iii) Carney – 22,707; and (iv) Basroon – 8,745.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 are available to the public over the Internet from the SEC’s website at http://www.sec.gov and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.    The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement.  For further information regarding us and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered.  All such expenses are estimated except for the SEC registration fee.
Registration Fee – Securities and Exchange Commission	$8 38
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	5,000
Miscellaneous	2,000
TOTAL	$12,8 38

ITEM 2.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Bylaws are not exclusive.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we expect to obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

ITEM 3.                      RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of our securities without registration for the three years before the date of this registration statement.  With respect to the sale of unregistered securities referenced below, all transactions were deemed exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D promulgated under the Securities Act at the time of sale.  Only the sales on 10/26/2009 and 10/25/2010 involved underwriters, which were Rodman & Renshaw Capital Group, Inc. and Tejas Securities Group, Inc., respectively.
Date	Security	Shares/Face	Proceeds ($)	Exercise or Conversion Price ($)	Use of Proceeds
5/23/2008	Common Stock	583,333	350,000	N/A	Working Capital
5/30/2008	Common Stock	250,000	150,000	N/A	Working Capital
6/27/2008	Common Stock	2,000,000	1,000,000	N/A	Working Capital
/30/2008	Common Stock Option	50,000	N/A	0.65	N/A
9/8/2008	Common Stock Option	25,000	N/A	0.71	N/A
9/23/2008	Common Stock	2,000,000	1,000,000	N/A	Working Capital
11/1/2008	Common Stock Option	550,000	N/A	0.70	N/A
12/30/2008	PIK Notes	$1,000,000	1,000,000	0.35	Working Capital
1/1/2009	Common Stock Option	6,583,277	N/A	0.70	N/A
4/9/2009	PIK Notes	$1,500,000	1,500,000	0.35	Working Capital
5/1/2009	PIK Notes	$1,350,000	1,350,000	0.50	Working Capital
5/1/2009	Common Stock Option	100,000	N/A	0.70	N/A
4/1/2009	Common Stock Warrant	100,000	N/A	0.35	N/A
7/28/2009	PIK Notes	$200,000	200,000	0.65	Working Capital
8/20/2009	Common Stock Option	125,000	N/A	0.70	N/A
10/15/2009	Common Stock Option	100,000	N/A	0.90	N/A
10/22/2009	Common Stock Warrant	160,000	N/A	1.00	N/A
10/26/2009	PIK Notes	$2,000,000	2,000,000	1.00	Working Capital
3/29/2010	Common Stock Option	60,000	N/A	1.00	N/A
5/17/2010	PIK Notes	$1,500,000	1,500,000	1.00	Working Capital
10/1/2010	Common Stock Warrant	139,340	N/A	0.75	N/A
10/25/2010	PIK Notes	$1,000,000	1,000,000	1.00	Working Capital
10/25/2010	PIK Notes	$2,000,000	2,000,000	1.00	Working Capital
10/25/2010	PIK Notes	$50,000	50,000	1.00	Working Capital
10/25/2010	Common Stock Warrant	180,000	N/A	1.00	N/A
11/22/2010	Common Stock(1)	427,714	N/A	N/A	N/A

(1) Shares issued to IBS Capital, LLC, Andre Zeitoun and Chris Carney as consideration with respect to the Forbearance Agreement related to the Class Action Settlement.

ITEM 4.                      EXHIBITS.

Exhibit No.	Description OF Exhibits	Incorporated by Reference in Document	Exhibit No. (or Item) in Incorporated Document
3.1	Certificate of Incorporation, effective as of November 2, 2009	Form 8-K filed on October 30, 2009	99.1
3.2	Bylaws, effective as of November 2, 2009	Form 8-K filed on October 30, 2009	3.2
4.1	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued December 30, 2008	Form 8-K filed on January 7, 2009	99.1, 99.2
4.2	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued April 7 – 9, 2009	Form 8-K filed on April 10, 2009	99.1, 99.2
4.3	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued May 1, 2009	Form 8-K filed on May 4, 2009	99.1, 99.2
4.4	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued October 26, 2009	Form 8-K filed on October 26, 2009	99.1, 99.2
4.5	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued May 17, 2010	Form 8-K filed on May 20, 2010	99.1, 99.2
4.6	Form of 10% PIK Election Convertible Note and related Registration Rights Agreement issued October 25, 2010	Form 8-K filed on October 28, 2010	99.1, 99.2
5.1	Opinion of K&L Gates L.L.P.	Filed herewith in	5.1
10.6	Compensation arrangements of directors	Form 8-K filed on January 17, 2008	Item 5.02 (ii) and (iii)
10.7	Amendment to compensation arrangements of directors	Form 8-K filed on October 2, 2008	Item 8.01
10.8	Compensation arrangements of director Taft	Form 8-K filed on October 2, 2008	Item 5.02
10.9	Consulting Agreement with Morris Weiss	Form 8-K filed on May 4, 2009	99.1
10.10	Additional Consulting Agreement with Morris Weiss	Form 8-K filed on May 4, 2009	Item 5.02
10.11	Ronald Price separation agreement	Form 10-K filed on July 28, 2009	10.11
10.12	Agreement with Material Advisors LLC	Form 8-K filed on April 10, 2009	99.1, 99.2
10.13	Agreement for Appointment of Agent for the Sale of Assets with AAMCOR LLC	Form 10-K filed on July 28, 2009	10.13
10.14	Settlement Agreement (“Class Action Settlement Agreement”) with the lead plaintiffs in the class action In Re Atlas Mining Company Securities Litigation	Form 10-K filed on July 28, 2009	10.14
10.15	Settlement Agreement and Release with Navigators, RSUI Indemnity Company	Form 8-K filed on July 9, 2010	99.1
10.16	Settlement Agreement with William Jacobson	Form 10-K filed on July 28, 2009	10.15
10.17	Settlement Agreement with Robert Dumont	Form 10-K filed on July 28, 2009	10.16
21	List of Subsidiaries	Filed herewith in	21
23.1	Consent of K&L Gates L.L.P. (included in Exhibit 5.1 attached hereto)	Filed herewith in	23.1
23.2	Consent of PMB Helin Donovan, LLP	Filed herewith in	23.2

ITEM 5.                  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on December 27 , 2010.

APPLIED MINERALS, INC.

By:	/s/ ANDRE ZEITOUN
Andre Zeitoun
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Andre Zeitoun and Christopher T. Carney, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Director and Chief Executive Officer	December 27 , 2010
/s/ Andre Zeitoun

	Interim Chief Financial Officer	December 27 , 2010
/s/ Christopher T. Carney	(Principal Financial and Accounting Officer)

	Director, Chairman of the Board of	December 27 , 2010
/s/ John F. Levy *	Directors

	Director	December 27 , 2010
/s/ David Taft *

	Director	December 27 , 2010
/s/ Evan Stone *
* Signed with a power of attorney.

EXHIBIT

Subsidiaries

Park Copper and Gold Mining Company, Ltd.